For Immediate Release
Wiley Signs Agreement to Purchase the Assets of Knewton
Acquisition will expand Wiley’s position in fast-growing affordable courseware market and add leading adaptive learning capabilities to enhance student outcomes

HOBOKEN, N.J.—May 6, 2019—John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb), a global leader in research and education, announced today it has signed an agreement to acquire the assets of Knewton, a provider of affordable courseware and adaptive learning technology for an undisclosed amount. The transaction is expected to close on or around May 31, 2019, subject to customary closing and regulatory conditions.

Headquartered in New York City, Knewton has developed an advanced learning system demonstrated to deliver highly-personalized learning experiences that drive superior outcomes. The Company’s Alta courseware platform delivers high-quality, Open Educational Resource (OER) content to more than 300 colleges and universities, with course offerings in key subject areas, including math, chemistry and economics. The acquisition of the Alta platform, combined with Wiley’s reach, will accelerate Wiley’s position in the rapidly-growing, affordable courseware market.

“The Knewton team have long been pioneers in digital and data-driven learning and now they are leading the way in the delivery of powerful, affordable courseware,” said Brian Napack, President and CEO of Wiley. “The Alta platform’s proven ability to drive outcomes at affordable price points is right on target with what the market is demanding.  We are truly thrilled to have the team join the Wiley family.”

Mr. Napack continued: “The demand has never been greater for courseware that addresses two critical needs in education – outcomes and affordability. The addition of Knewton’s technology capabilities and the Alta platform to Wiley’s portfolio of leading content, learning platforms, and business models enhances our position as a leader in the high-demand, career-focused markets where Wiley chooses to play. Further, it enhances Wiley’s position as the high-impact education partner for our unmatched network of university and corporate clients.”

Knewton’s products are built on unique adaptive learning technologies that are optimized to improve learning outcomes through enhanced teaching and learning experiences and the delivery of real-time personalized learning recommendations. The platform’s advanced algorithms deliver custom learning experiences to address the unique needs of each learner through instantaneous feedback, learning pathways, and expert resources.

“Wiley is a company that brings global scale, a legacy of integrity, and a commitment to lifelong learning, research, and innovation, and joining the Wiley family fulfills our vision to put achievement within reach for all,” said Brian Kibby, CEO of Knewton. “I’d like to thank our board for their guidance, our founder Jose Ferreira for his incredible vision, and most importantly, the talented and devoted group of Knerds at Knewton who helped us reach this point.”

Additional Information

Contacts
Wiley Investors:
Brian Campbell, +1 201 748 6874
brian.campbell@wiley.com
or
Media:
Lauren Andrich, +1 201 748 5838
landrich@wiley.com

About Wiley
Wiley drives the world forward with research and education. Our scientific, technical, medical, and scholarly journals and our digital learning, certification, and student-lifecycle services and solutions help students, researchers, universities, and corporations to achieve their goals in an ever-changing world. For more than 200 years, we have delivered consistent performance to all of our stakeholders. The Company's website can be accessed at www.wiley.com.

About Knewton
Knewton puts achievement within reach for everyone through adaptive learning technology and products that deliver personalized and lasting learning experiences. Educators, schools and universities, and education companies around the world use Knewton to power and provide digital courses that dynamically adapt to each student's unique needs. More than 15 million students around the world have used Knewton-powered courses to date.  Knewton was founded in 2008 and is headquartered in New York City.

Forward-Looking Statements
This release may contain certain forward-looking statements. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based on a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.